EXHIBIT 99.1

The Chemours Company Reports Second Quarter Results

Wilmington, Del., August 4, 2026 – The Chemours Company (“Chemours” or “the Company”) (NYSE: CC), a global chemistry company with leading market positions in Thermal & Specialized Solutions (“TSS”), Titanium Technologies (“TT”), and Advanced Performance Materials (“APM”), today announced its financial results for the second quarter 2026.

Key Second Quarter 2026 Results & Recent Highlights1

•
Net Sales of $1.6 billion, approximately flat compared to the corresponding prior-year quarter reflecting pricing increases across all businesses
•
Net Loss attributable to Chemours of $274 million, or $1.81 per diluted share, compared with Net Loss attributable to Chemours of $380 million, or $2.53 per diluted share, in the corresponding prior-year quarter
•
Adjusted Net Income2 of $64 million, or $0.42 per diluted share, compared to Adjusted Net Income of $91 million, or $0.61 per diluted share, in the corresponding prior-year quarter
•
Adjusted EBITDA2,3 of $247 million compared to $260 million in the corresponding prior-year quarter, reflecting a strong prior-year comparison from TSS aftermarket performance
•
Free Cash Flows improved 128% year-over-year, with Free Cash Flow Conversion of 46% and net leverage declining to 4.4x, advancing Chemours toward its long-term target of sustaining leverage below 3x
•
Announced an additional global TiO2 price increase effective June 1, 2026, contributing to an approximately 5% year-to-date TiO2 price increase in Net Sales
•
APM Performance Solutions Net Sales grew 8% year-over-year, underscoring momentum and mix shift towards high value specialty products serving data center and semiconductor end market

“Our second quarter results reflect disciplined execution across our portfolio, with Adjusted EBITDA near the high end of our guidance range and Free Cash Flows above our expectations despite a dynamic macroeconomic environment,” said Denise Dignam, Chemours President and CEO. “Progress on pricing actions in Titanium Technologies to drive value, and increased sales in APM’s high-value Performance Solutions portfolio supporting our momentum serving data center and semiconductor applications, and continued traction in our liquid cooling solutions, highlight our efforts to drive commercial excellence and growth.”

Dignam continued, “Chemours also made meaningful progress strengthening its balance sheet through improved cash generation and reduced gross debt, while advancing resolution of notable legacy litigation. Looking ahead to the second half of the year, we remain focused on the actions within our control and committed to executing against our Pathway to Thrive strategy.”

1 Certain prior period amounts have been revised to correct for certain immaterial errors as further described in our Annual Report on Form 10-K for the year ended December 31, 2025.

2 Non-GAAP measures, including Adjusted Net Income, Adjusted EPS and Adjusted EBITDA referred to throughout, principally exclude the impact of recent litigation settlements for legacy environmental matters and associated fees, in addition to other unallocated items – please refer to the attached "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)”.

3 Adjusted EBITDA excludes net income attributable to noncontrolling interests, net interest expense, depreciation and amortization, and all remaining provision for income taxes from Adjusted Net Income. See the corresponding reconciliation referenced in footnote #2.

EXHIBIT 99.1

Total Chemours

	Q2 2026	Q2 2025	Y-o-Y % ∆	Q1 2026	Q-o-Q % ∆
Net Sales (millions)	$1,591	$1,615	(1%)	$1,381	15%
Net Income (Loss) attributable to Chemours (millions)	($274)	($380)	28%	($29)	(845%)
Earnings (Loss) Per Share[4]	($1.81)	($2.53)	28%	($0.19)	(853%)
Adjusted Net Income	$64	$91	(30%)	$8	700%
Adjusted EPS	$0.42	$0.61	(31%)	$0.05	740%
Adjusted EBITDA (millions)	$247	$260	(5%)	$169	46%

Second quarter 2026 Net Sales were approximately $1.6 billion, a decrease of approximately 1% compared to the prior-year quarter. The year-over-year decrease in Net Sales was driven by a 4% decrease in volumes, partially offset by a 2% increase in price and a 1% currency tailwind. The volume decline was primarily driven by lower TSS Opteon™ blends aftermarket refrigerant sales, compared with elevated demand in Q2 2025 driven by the initial aftermarket channel fill associated with stationary technology AC transition under the U.S. AIM Act, as well as lower volumes associated with the APM SPS Capstone™ line closure completed in the third quarter of 2025. These volume headwinds were partially offset by pricing strength across all three segments, including price increases in TT.

Second quarter 2026 Net Loss attributable to Chemours was ($274) million, or ($1.81) per diluted share, compared to Net Loss attributable to Chemours of ($380) million, or ($2.53) per diluted share, in the prior-year quarter. The prior-year second quarter loss includes the impact of the announced settlement with the State of New Jersey and related legal and environmental reserves recognized and corresponding tax impacts, while the current-year second quarter loss includes the impact of legal and environmental reserves related to the announced settlement with the EPA and WVDEP as well as ongoing litigation, and corresponding tax impacts, partially offset by a gain on the Kuan Yin property sales. Second quarter Adjusted Net Income decreased compared with the prior-year quarter, primarily due to additional income tax impacts related to the Kuan Yin property sales completed during the second quarter of 2026.

Adjusted EBITDA for the second quarter of 2026 was $247 million, compared to $260 million in the prior-year quarter. The decrease was driven by the anticipated higher APM costs associated with the recently resolved outage at the Washington Works site, as well as lower sales from APM’s SPS Capstone™ line closure completed in the third quarter of 2025, partially offset by pricing increases across all segments.

4 On a diluted earnings per share basis.

EXHIBIT 99.1

Thermal & Specialized Solutions

	Q2 2026	Q2 2025	Y-o-Y % ∆	Q1 2026	Q-o-Q % ∆
Net Sales (millions)	$591	$597	(1%)	$568	4%
Opteon™ Refrigerants	$337	$375	(10%)	$313	8%
Freon™ Refrigerants	$150	$123	22%	$162	(7%)
Foam, Propellants & Other (FP&O)	$104	$99	5%	$93	12%
Adjusted EBITDA (millions)	$213	$207	3%	$190	12%
Adjusted EBITDA Margin	36%	35%	1 ppts	33%	3 ppts

TSS segment second quarter 2026 Net Sales were $591 million, a decrease of 1% versus the prior-year quarter, driven by a 4% decrease in volumes, partially offset by a 2% increase in price and a slight currency tailwind.

The decrease in volumes was primarily attributable to lower stationary AC aftermarket refrigerant sales of TSS Opteon™ blends in North America, compared with elevated demand in Q2 2025 driven by the initial aftermarket channel fill associated with the stationary technology AC transition under the U.S. AIM Act, partially offset by higher Freon™ prices, primarily in automotive applications.

Adjusted EBITDA for the quarter increased 3% to $213 million, while Adjusted EBITDA Margin increased one point to 36%. The increase in Adjusted EBITDA was driven by higher pricing, aided by the timing of certain costs in the quarter.

Sequentially, TSS Net Sales increased 4%, driven by a 5% seasonal volume increase, partially offset by mix-related pricing and currency headwinds.

Titanium Technologies

	Q2 2026	Q2 2025	Y-o-Y % ∆	Q1 2026	Q-o-Q % ∆
Net Sales (millions)	$661	$657	1%	$559	18%
TiO2 Pigment	$639	$629	2%	$541	18%
Minerals	$22	$28	(21%)	$18	22%
Adjusted EBITDA (millions)	$48	$47	2%	$18	167%
Adjusted EBITDA Margin	7%	7%	0 ppts	3%	4 ppts

TT segment second quarter 2026 Net Sales were $661 million, a 1% increase compared to the prior-year quarter. The increase was driven by a 2% increase in global pricing and a 1% currency tailwind, more than offsetting a 2% decline in global volumes. Pricing increased across all regions, while the volume decline was driven by lower TiO2 sales across key end markets, with the exception of Asia excluding China and Latin America.

TT segment second quarter 2026 Adjusted EBITDA increased to $48 million from $47 million in the prior-year quarter, while Adjusted EBITDA Margin was flat. The increase in Adjusted EBITDA was primarily driven by the global pricing strength noted above, partially offset by higher costs due to inflation.

Sequentially, TT segment second quarter 2026 Net Sales increased 18%, driven by a 15% increase in global volumes and a 3% increase in price, reflecting continued execution of recent TiO2 pricing actions. Sequential price and volume increases were reflected across all regions.

4 On a diluted earnings per share basis.

EXHIBIT 99.1

Advanced Performance Materials

	Q2 2026	Q2 2025	Y-o-Y % ∆	Q1 2026	Q-o-Q % ∆
Net Sales (millions)	$326	$346	(6%)	$243	34%
Advanced Materials	$184	$214	(14%)	$143	29%
Performance Solutions	$142	$132	8%	$100	42%
Adjusted EBITDA (millions)	$26	$50	(48%)	$5	420%
Adjusted EBITDA Margin	8%	14%	(6) ppt	2%	6 ppts

APM segment second quarter 2026 Net Sales were $326 million, a 6% decrease compared to the prior-year quarter. The decrease was driven by a 9% decrease in volumes, partially offset by a 2% increase in price and a slight currency tailwind. The volume decline was primarily driven by the APM SPS Capstone™ line closure completed in the third quarter of 2025. Performance Solutions Net Sales increased 8% year-over-year, supported by order book strength and continued momentum in high-value specialty products serving data center and semiconductor end markets.

APM segment second quarter 2026 Adjusted EBITDA decreased 48% to $26 million compared to the prior-year quarter, while Adjusted EBITDA Margin decreased six percentage points to 8%. The decrease in Adjusted EBITDA was primarily driven by lower sales associated with the SPS Capstone™ line closure, as well as higher costs from the now-resolved outage at the Washington Works site.

Sequentially, APM segment second quarter 2026 Net Sales increased approximately 34%, driven by a 31% increase in volumes reflecting more normalized operations at the Washington Works site and a 4% pricing uplift, partially offset by a slight currency headwind. Performance Solutions Net Sales increased 42% sequentially, reflecting continued order book strength and momentum in high-value specialty products serving data center and semiconductor end markets.

EXHIBIT 99.1

Other Non-Reportable Segment

The Performance Chemicals and Intermediates business in the Company’s Other Non-Reportable Segment had Net Sales and Adjusted EBITDA for the second quarter 2026 of $13 million and $2 million, respectively.

Corporate Expenses

Corporate Expenses were $42 million in the second quarter of 2026, a decrease of approximately $4 million compared to the prior-year quarter. This was primarily due to lower costs associated with legacy litigation activities.

Liquidity and Capital Allocation

As of June 30, 2026, consolidated gross debt was $3.9 billion. Debt, net of $671 million in unrestricted cash and cash equivalents, was $3.2 billion, resulting in a net leverage ratio of approximately 4.4x on a trailing twelve-month Adjusted EBITDA basis. Total liquidity was $1.6 billion, comprised of $671 million in unrestricted5 cash and cash equivalents and $953 million of revolving credit facility capacity, net of outstanding letters of credit.

During the quarter, the Company paid down €230 million of the outstanding tranche of the B-3 Euro-denominated Term Loan due August 2028, using a mixture of proceeds from the previously announced Kuan Yin land sale and organic cash. The Company anticipates further debt repayments in 2026.

Operating cash flows for the second quarter of 2026 were $158 million, compared to $93 million in the prior-year quarter, highlighting improvements in net working capital performance.

Capital expenditures for the second quarter of 2026 amounted to $44 million, an increase compared to $43 million in the prior-year quarter.

Free Cash Flows for the second quarter of 2026 were $114 million, compared to $50 million in the second quarter of 2025.

5 Restricted cash approximated $52 million of the end of the second quarter of 2026, reflecting primarily escrow payments Chemours has made related to the MOU agreement with DuPont, Corteva and EID as further described in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.

EXHIBIT 99.1

Third Quarter 2026 Outlook

In the third quarter, the Company expects consolidated Net Sales to decrease in the range of 5% to flat, sequentially, driven by weaker Opteon™ blends aftermarket refrigerant demand in TSS, with consolidated Adjusted EBITDA expected to range between $175 million and $205 million. Corporate Expenses are expected to approximate $40 million to $45 million. The Company also anticipates capital expenditures to approximate $65 million, with Free Cash Flows of at least $50 million, reflecting the timing of payments for plant turnaround activities commencing later in the third quarter.

TSS expects Net Sales will sequentially decrease in the mid-teens to 20% range, driven by less favorable seasonality in connection with the 2026 cooling season in the Northern Hemisphere and weaker Opteon™ blends aftermarket refrigerant demand in North America due to elevated market inventory levels from the initial channel fill in mid-2025. Adjusted EBITDA is expected to be between $125 million and $140 million.

TT expects a sequential Net Sales increase in the low-to-mid single-digit percentage range, driven by recent pricing announcements, with stable volumes. Adjusted EBITDA is expected to range between $70 million and $80 million.

APM expects a sequential Net Sales increase in the mid-to-high single-digit percentage range, driven by a return to normal operating levels at the Washington Works facility and continued strength in the Performance Solutions order book in high-value specialty products primarily serving data center and semiconductor end markets. Adjusted EBITDA for APM is expected to be between $20 million and $30 million.

Full Year 2026 Outlook

The Company continues to expect 2026 Net Sales to grow in the range of 1% to 5% over 2025, with Adjusted EBITDA between $775 million and $825 million. Moving later into the second half, this outlook is supported by broader pricing momentum in TT with seasonal volume declines offset by anticipated cost improvements, APM’s demand strength in high-value end markets supported by operational improvements driving earnings above near-term levels, and TSS aftermarket weakness driving slightly weaker earnings to end the year. Capital expenditures are anticipated to be between $250 million and $280 million, with overall Free Cash Flow Conversion above 25%, due to increased earnings and improvements in working capital throughout the year. The Company continues to anticipate achieving a net leverage ratio of around 3.8x by the end of 2026.

EXHIBIT 99.1

Conference Call

As previously announced, Chemours will hold a conference call and webcast on August 5, 2026, at 8:00 AM Eastern Daylight Time. The webcast and materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website, investors.chemours.com. A webcast replay of the conference call will be available on Chemours’ investor website.

About The Chemours Company

The Chemours Company (NYSE: CC) is a global leader in providing industrial and specialty chemicals products for markets, including coatings, plastics, refrigeration and air conditioning, transportation, semiconductor and advanced electronics, general industrial, and oil and gas. Through our three businesses – Thermal & Specialized Solutions, Titanium Technologies, and Advanced Performance Materials – we deliver application expertise and chemistry-based innovations that solve customers’ biggest challenges. Our flagship products are sold under prominent brands such as Opteon™, Freon™, Ti-Pure™, Nafion™, Teflon™, Viton™, and Krytox™. Headquartered in Wilmington, Delaware and listed on the NYSE under the symbol CC, Chemours has approximately 5,700 employees and 28 manufacturing sites and serves approximately 2,400 customers in approximately 110 countries. For more information, visit chemours.com or follow us on LinkedIn.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Free Cash Flows, Free Cash Flow Conversion, Total Debt Principal, Net and Net Leverage Ratio which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Management uses Adjusted Net Income, Adjusted EPS and Adjusted EBITDA, which adjust for (i) certain non-cash items, (ii) certain items we believe are not indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items to evaluate the Company's performance in order to have comparable financial results to analyze changes in our underlying business from period to period. Additionally, Free Cash Flows, Free Cash Flow Conversion, Total Debt Principal, Net and Net Leverage Ratio are utilized as liquidity measures to assess the cash generation of our businesses and on-going liquidity position.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. The Company does not provide a reconciliation of certain forward-looking non-GAAP financial measures to the most directly comparable GAAP reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, potential future asset impairments and pending litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)" and materials posted to the Company's website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, guidance on Company and segment performance for the third quarter of 2026, the full year 2026 and the Company’s corporate strategy. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized, such as guidance relying on models based upon management assumptions regarding future events that are inherently uncertain. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties including the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, our ability to maintain an effective internal control over financial reporting and disclosure controls and procedures, changes in environmental regulations in the United States or other jurisdictions that affect demand for or adoption of our products, changes in regulations in the United States or other jurisdictions that could impose tariffs or additional costs on products we either sell or need to purchase, anticipated future operating and financial performance for our segments individually and our company as a whole, business plans, prospects, targets, goals and commitments, capital investments and projects and target capital expenditures, efforts to resolve outstanding or potential litigation, including claims related to legacy PFAS liabilities, plans for dividends, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, plans to increase profitability and growth, our ability to develop and commercialize new products or technologies and obtain necessary regulatory approvals, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These statements also may involve risks and uncertainties that are beyond Chemours' control. Matters outside our control, including general economic conditions, geopolitical conditions, global conflicts, changes in laws and regulations in the United States or other jurisdictions in which we operate, and global health events and weather events, have affected or may affect our business and operations and may or may continue to hinder our ability to provide goods and services to customers, cause disruptions in our supply chains such as through strikes, labor disruptions or other events, adversely affect our business partners, significantly reduce the demand for our products, adversely affect the health and welfare of our personnel or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 and the Annual Report on Form 10-K for the year ended December 31, 2025. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

EXHIBIT 99.1

CONTACTS:

INVESTORS
Brandon Ontjes
Vice President, Head of Strategy & Investor Relations
+1.302.773.3309

investor@chemours.com

NEWS MEDIA
Cassie Olszewski
Media Relations & Reputation Leader
+1.302.219.7140
media@chemours.com

The Chemours Company

Consolidated Statements of Operations (Unaudited)1

(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$1,591	$1,615	$2,972	$2,983
Cost of goods sold	1,305	1,337	2,474	2,469
Gross profit	286	278	498	514
Selling, general, and administrative expense	469	424	616	547
Research and development expense	27	28	53	55
Restructuring, asset-related, and other charges	3	18	16	51
Total other operating expenses	499	470	685	653
Equity in earnings of affiliates	9	9	17	17
Interest expense, net	(68)	(67)	(137)	(133)
Loss on extinguishment of debt	(2)	—	(11)	—
Other income, net	273	2	296	6
Loss before income taxes	(1)	(248)	(22)	(249)
Provision for income taxes	273	131	281	135
Net loss	(274)	(379)	(303)	(384)
Less: Net income attributable to non-controlling interests	—	1	—	1
Net loss attributable to Chemours	$(274)	$(380)	$(303)	$(385)
Per share data
Basic (loss) earnings per share of common stock	$(1.81)	$(2.53)	$(2.01)	$(2.56)
Diluted (loss) earnings per share of common stock	(1.81)	(2.53)	(2.01)	(2.56)

The Chemours Company

Consolidated Balance Sheets (Unaudited)1

(Dollars in millions, except per share amounts)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$671	$670
Restricted cash and restricted cash equivalents	—	2
Accounts and notes receivable, net	907	679
Inventories	1,452	1,569
Prepaid expenses and other	63	80
Assets held for sale	1	1
Total current assets	3,094	3,001
Property, plant, and equipment	9,993	9,920
Less: Accumulated depreciation	(6,965)	(6,842)
Property, plant, and equipment, net	3,028	3,078
Operating lease right-of-use assets	270	271
Goodwill	46	46
Other intangible assets, net	2	2
Investments in affiliates	170	160
Assets held for sale, non-current	—	21
Restricted cash and restricted cash equivalents	52	52
Other assets	488	751
Total assets	$7,150	$7,382
Liabilities
Current liabilities:
Accounts payable	$937	$954
Compensation and other employee-related cost	83	96
Short-term and current maturities of long-term debt	34	42
Current environmental remediation	124	88
Other accrued liabilities	683	506
Total current liabilities	1,861	1,686
Long-term debt, net	3,838	4,099
Operating lease liabilities	191	191
Long-term environmental remediation	671	530
Deferred income taxes	64	37
Other liabilities	573	588
Total liabilities	7,198	7,131
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 199,276,562 shares issued and 150,463,268 shares outstanding at June 30, 2026; 198,720,786 shares issued and 149,893,993 shares outstanding at December 31, 2025)	2	2
Treasury stock, at cost (48,813,294 shares at June 30, 2026 and 48,826,793 at December 31, 2025)	(1,801)	(1,802)
Additional paid-in capital	1,088	1,074
Retained earnings	891	1,220
Accumulated other comprehensive loss	(229)	(244)
Total Chemours stockholders’ equity	(49)	250
Non-controlling interests	1	1
Total equity	(48)	251
Total liabilities and equity	$7,150	$7,382

The Chemours Company

Consolidated Statements of Cash Flows (Unaudited)1

(Dollars in millions)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities
Net loss	$(303)	$(384)
Adjustments to reconcile net income to cash used for operating activities:
Depreciation and amortization	159	180
Gain on sales of assets and businesses	(266)	(1)
Equity in earnings of affiliates, net	(10)	(16)
Loss on extinguishment of debt	11	—
Amortization of debt issuance costs and issue discounts	5	6
Deferred tax provision	238	97
Asset-related charges	1	11
Stock-based compensation expense	14	12
Net periodic pension (income) cost	(1)	—
Defined benefit plan contributions	(1)	(8)
Other operating charges and credits, net	(9)	14
Decrease (increase) in operating assets:
Accounts and notes receivable, net	(218)	(174)
Inventories and other current operating assets	114	(42)
Other non-current operating assets	53	64
(Decrease) increase in operating liabilities:
Accounts payable	(12)	(87)
Other current operating liabilities	217	70
Other non-current operating liabilities	122	239
Cash provided by (used for) operating activities	114	(19)
Cash flows from investing activities
Purchases of property, plant, and equipment	(93)	(127)
Proceeds from life insurance policies	1	—
Proceeds from sales of assets and businesses	294	1
Foreign exchange contract settlements, net	(7)	(2)
Cash provided by (used for) investing activities	195	(128)
Cash flows from financing activities
Proceeds from issuance of debt	700	95
Debt repayments	(963)	(111)
Payments on finance leases	(5)	(7)
Payments of debt issuance cost	(10)	(4)
Proceeds from supplier financing program	32	47
Payments to supplier financing program	(31)	(53)
Proceeds from exercised stock options, net	3	—
Payments related to tax withholdings on vested stock awards	(2)	(1)
Payments of dividends to the Company's common shareholders	(26)	(50)
Debt extinguishment payments	(6)	—
Cash used for financing activities	(308)	(84)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	(2)	21
Decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(1)	(210)
Cash, cash equivalents, restricted cash and restricted cash equivalents at January 1,	724	763
Cash, cash equivalents, restricted cash and restricted cash equivalents at June 30,	$723	$553

Supplemental cash flows information
Non-cash investing and financing activities:
Purchases of property, plant, and equipment included in accounts payable	$26	$26

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales[1]				Three Months
				Ended	Sequential
	Three Months Ended June 30,		Increase /	March 31,	Increase /
	2026	2025	(Decrease)	2026	(Decrease)
Thermal & Specialized Solutions	$591	$597	$(6)	$568	$23
Titanium Technologies	661	657	4	559	102
Advanced Performance Materials	326	346	(20)	243	83
Other Non-Reportable Segment	13	15	(2)	11	2
Total Net Sales	$1,591	$1,615	$(24)	$1,381	$210

Segment Adjusted EBITDA[1]				Three Months
				Ended	Sequential
	Three Months Ended June 30,		Increase /	March 31,	Increase /
	2026	2025	(Decrease)	2026	(Decrease)
Thermal & Specialized Solutions	$213	$207	$6	$190	$23
Titanium Technologies	$48	$47	$1	$18	$30
Advanced Performance Materials	$26	$50	$(24)	$5	$21
Other Non-Reportable Segment	$2	$4	$(2)	$3	$(1)

Quarterly Change in Net Sales from the three months ended June 30, 2025

	June 30, 2026	Percentage Change vs.	Percentage Change Due To
	Net Sales	June 30, 2025	Price	Volume	Currency	Portfolio
Total Company	$1,591	(1)%	2%	(4)%	1%	—%

Thermal & Specialized Solutions	$591	(1)%	2%	(4)%	1%	—%
Titanium Technologies	661	1%	2%	(2)%	1%	—%
Advanced Performance Materials	326	(6)%	2%	(9)%	1%	—%
Other Non-Reportable Segment	13	(12)%	(4)%	(8)%	—%	—%

Quarterly Change in Net Sales from the three months ended March 31, 2026

	June 30, 2026	Percentage Change vs.	Percentage Change Due To
	Net Sales	March 31, 2026	Price	Volume	Currency	Portfolio
Total Company	$1,591	15%	2%	13%	—%	—%

Thermal & Specialized Solutions	$591	4%	(1)%	5%	—%	—%
Titanium Technologies	661	18%	3%	15%	—%	—%
Advanced Performance Materials	326	34%	4%	31%	(1)%	—%
Other Non-Reportable Segment	13	19%	(5)%	24%	—%	—%

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Net Loss Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation1

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently, including certain litigation related and environmental charges and Qualified Spend reimbursable by DuPont and/or Corteva as part of the Company's cost-sharing agreement under the terms of the MOU that were previously excluded from Adjusted EBITDA. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts. Net Leverage Ratio is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

	Three Months Ended			Six Months Ended		Twelve Months Ended
	June 30,		March 31,	June 30,		June 30,
	2026	2025	2026	2026	2025	2026	2025
Loss before income taxes	$(1)	$(248)	$(22)	$(22)	$(249)	$(52)	$(292)
Net loss attributable to Chemours	$(274)	$(380)	$(29)	$(303)	$(385)	$(303)	$(428)
Non-operating pension and other post-retirement benefit income	(3)	(2)	(2)	(5)	(4)	(12)	(5)
Exchange losses (gains), net	1	4	(1)	1	7	5	10
Restructuring, asset-related, and other charges (1)	3	18	13	16	50	24	100
Goodwill impairment charge (2)	—	—	—	—	—	—	56
Loss on extinguishment of debt (3)	2	—	9	11	—	16	1
Gain on sales of assets and businesses, net (4)	(266)	—	—	(266)	(1)	(273)	(1)
Transaction costs (5)	—	2	2	2	2	6	4
Qualified spend recovery (6)	(6)	(13)	(5)	(11)	(22)	(31)	(33)
Litigation-related charges (7)	225	293	20	244	293	272	296
Environmental charges (8)	144	60	7	150	60	184	75
Adjustments made to income taxes (9)	207	179	1	208	181	209	191
Provision for (benefit from) income taxes relating to reconciling items (10)	31	(70)	(7)	25	(70)	8	(81)
Adjusted Net Income	64	91	8	72	111	105	185
Net income attributable to non-controlling interests	—	1	—	—	1	(1)	1
Interest expense, net	68	67	69	137	133	273	268
Depreciation and amortization (11)	80	79	79	159	157	320	304
All remaining provision for income taxes (10)	35	22	13	48	24	36	37
Adjusted EBITDA	$247	$260	$169	$416	$426	$733	$795

Total debt principal						$3,914	$4,183
Less: Cash and cash equivalents						(671)	(502)
Total debt principal, net						$3,243	$3,681

Net Leverage Ratio (calculated using GAAP earnings) (12)						(62.4)x	(12.6)x
Net Leverage Ratio (calculated using Non-GAAP earnings) (12)						4.4x	4.6x

GAAP Net Loss Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

GAAP Net Leverage Ratio to Non-GAAP Net Leverage Ratio Reconciliation (Continued)1

(1)
For the twelve months ended June 30, 2026, restructuring, asset-related and other charges primarily includes employee separation charges related to the 2026 Restructuring Program as well as charges related to our decision to exit our SPS CapstoneTM business. For the twelve months ended June 30, 2025, restructuring, asset-related and other charges primarily include charges related to our decision to exit our SPS CapstoneTM business and the 2024 Restructuring Program. See "Note 4 –Restructuring, Asset-Related and Other Charges" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 for further details.
(2)
For the twelve months ended June 30, 2025, this represents a non-cash goodwill impairment charge in the Advanced Performance Materials unit, which is discussed further in "Note 15 – Goodwill and Other Intangibles, Net" to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2025.
(3)
For the twelve months ended June 30, 2026, loss on extinguishments of debt reflects costs associated with early redemption of the 2027 senior unsecured notes and partial early redemption of our 2028 senior unsecured notes during the second quarter of 2026. See "Note 15 - Debt" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 for further details.
(4)
For the twelve months ended June 30, 2026, gain on sales of assets and businesses, net includes a gain on sale of $273 million, primarily related to certain parcels of land at the Company's manufacturing site in Kuan Yin, Taiwan. See "Note 10 - Property, Plant, and Equipment, Net” to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 for further details.
(5)
For the twelve months ended June 30, 2026, transaction costs include $4 million of costs associated with the Senior Secured Credit Facilities. See "Note 15 - Debt" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 for further details.
(6)
Qualified spend recovery represents costs and expenses that were previously excluded from Adjusted EBITDA, reimbursable by DuPont and/or Corteva as part of our cost-sharing agreement under the terms of the MOU which is discussed in further detail in "Note 17 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026.
(7)
Litigation-related charges pertain to certain litigation settlements and reserves established, PFOA drinking water treatment accruals, and other related legal fees. For the twelve months ended June 30, 2026 and June 30, 2025, litigation-related charges includes $256 and $289 million related to PFOA and PFAS matters, respectively. See "Note 17 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 for further details.
(8)
Environmental charges pertain to management’s assessment of estimated liabilities associated with certain remediation expenses at various sites. For the twelve months ended June 30, 2026, environmental charges primarily include changes to remediation reserves related to the Consent Decree entered into with the Environmental Protection Agency, ("EPA"), as well as the West Virginia Department of Environmental Protection ("WVDEP") in the second quarter of 2026. For the twelve months ended June 30, 2025, environmental charges primarily include changes to remediation reserves at the four sites covered by the New Jersey settlement agreement and off-site remediation costs at Dordrecht Works. See "Note 17 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 for further details.
(9)
Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as shortfalls and windfalls on our share-based payments, certain return-to-accrual adjustments, valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.
(10)
The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred for each of the reconciling items and represent both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.
(11)
For the twelve months ended June 30, 2025, accelerated depreciation charges of $23 million, incurred as part of our decision to exit our SPS CapstoneTM business are included within the "Restructuring, asset-related and other charges" caption above, and therefore are not included as separate adjustment within this caption.
(12)
Net Leverage Ratio calculated using GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by income (loss) before income taxes. Net Leverage Ratio calculated using non-GAAP measures is defined as our total debt principal, net, or our total debt principal outstanding less unrestricted cash and cash equivalents, divided by Adjusted EBITDA.

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Earnings per Share to Adjusted Earnings per Share Reconciliation1

Adjusted earnings per share (“Adjusted EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which include unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2026	2025	2026	2026	2025
Numerator:
Net loss attributable to Chemours	$(274)	$(380)	$(29)	$(303)	$(385)
Adjusted Net Income	64	91	8	72	111
Denominator:
Weighted-average number of common shares outstanding - basic	151,225,044	150,238,691	150,767,077	150,997,325	150,078,085
Dilutive effect of the Company's employee compensation plans (1)	1,588,513	268,070	819,728	1,204,120	379,632
Weighted-average number of common shares outstanding - diluted (1)	152,813,557	150,506,761	151,586,805	152,201,445	150,457,717

Basic loss per share of common stock (2)	$(1.81)	$(2.53)	$(0.19)	$(2.01)	$(2.56)
Diluted loss per share of common stock (1) (2)	(1.81)	(2.53)	(0.19)	(2.01)	(2.56)
Adjusted basic earnings per share of common stock (2)	0.42	0.61	0.05	0.47	0.74
Adjusted diluted earnings per share of common stock (1) (2)	0.42	0.61	0.05	0.47	0.74
(1)
In periods where the Company incurs a net loss, the impact of potentially dilutive securities is excluded from the calculation of EPS under U.S. GAAP, as their inclusion would have an anti-dilutive effect. As such, with respect to the U.S. GAAP measure of diluted EPS, the impact of potentially dilutive securities is excluded from our calculation for the three and six months ended June 30, 2026 and the three months ended March 31, 2026. With respect to the non-GAAP measure of adjusted diluted EPS, the impact of potentially dilutive securities is included in our calculation for the three and six months ended June 30, 2026 and the three months ended March 31, 2026 as Adjusted Net Income was in a net income position.
(2)
Figures may not recalculate exactly due to rounding. Basic and diluted earnings (loss) per share are calculated based on unrounded numbers.

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Cash Flow Provided by Operating Activities to Free Cash Flows and Free Cash Flow Conversion Reconciliation

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant and equipment as shown in the consolidated statements of cash flows. Free Cash Flow Conversion is calculated as the percentage of Free Cash Flows to Adjusted EBITDA.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2026	2025	2026	2026	2025
Cash flows provided by (used for) operating activities	$158	$93	$(44)	$114	$(19)
Less: Purchases of property, plant, and equipment	(44)	(43)	(49)	(93)	(127)
Free Cash Flows	$114	$50	$(93)	$21	$(146)
Adjusted EBITDA	247	260	169	416	426
Free Cash Flow Conversion	46%	19%	(55)%	5%	(34)%

2026 Estimated GAAP Cash Flow Provided by Operating Activities to Estimated Free Cash Flows and Estimated Free Cash Flow Conversion Reconciliation (1)

Free Cash Flows is defined as cash flows provided by operating activities, less purchases of property, plant and equipment as shown in the consolidated statements of cash flows. Free Cash Flow Conversion is calculated as the percentage of Free Cash Flows to Adjusted EBITDA.

	Estimated
	Year Ended December 31, 2026
	Low	High
Cash flows provided by operating activities	$445	$525
Less: Purchases of property, plant, and equipment	(250)	(280)
Free Cash Flows	$195	$245
Adjusted EBITDA	775	825
Free Cash Flow Conversion	25%	30%
(1)
Cash flows provided by operating activities is inclusive of the anticipated $30 million cash taxes associated with the sale of the Kuan Yin site.

2026 Estimated GAAP Net Loss Attributable to Chemours to Estimated Adjusted Net Income and Estimated Adjusted EBITDA Reconciliation (1)

	(Estimated)
	Year Ending December 31, 2026
	Low	High
Net loss attributable to Chemours	$(255)	$(230)
Restructuring, transaction, and other costs, net (2)	375	375
Adjusted Net Income	120	145
Interest expense, net	270	280
Depreciation and amortization	320	320
All remaining provision for income taxes	65	80
Adjusted EBITDA	$775	$825
(1)
The Company's estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these estimates.
(2)
Restructuring, transaction, and other costs, net includes the net benefit from income taxes relating to reconciling items and adjustments made to income taxes for the removal of certain discrete income tax impacts.